UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number   333-105322-05

                                CHEC FUNDING LLC
             (Exact name of registrant as specified in its charter)


         2728 North Harwood Street, Dallas, Texas 75201, (214) 981-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Centex Home Equity Loan Trust 2004-D
        Centex Home Equity Loan Asset-Backed Certificates, Series 2004-D
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 131

     Pursuant to the requirements of the Securities Exchange Act of 1934 CHEC Funding LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

              By:   JPMorgan Chase Bank, N.A. as Trustee for:

                    Centex Home Equity Loan Trust 2004-D
                    Centex Home Equity Loan Asset-Backed Certificates,
                       Series 2004-D

              By:    /s/ Mark W. McDermott
                     -------------------------------------------
              Name:  Mark W. McDermott
              Title: Vice President

              Date:  January 28, 2005